Wyoming Secretary of State
Herschler Building East, Suite 101
122 W 25th Street
Cheyenne, WY 82002-0020
Ph. 307.777.7311
Email: Business@wyo.gov

WY Secretary of State
FILED: 01/02/2025 04:13 PM
Original ID: 2016-000723902
Amendment ID: 2025-005492411

Profit Corporation
Articles of Amendment

1. Corporation name:
(Name must match exactly to the Secretary of State's records.)

Qrons Inc.

2. Article number(s) V is amended as follows:
***See checklist below for article number information.**

Article V.
PREFERRED SHARES

The Board of Directors has approved the Restatement of Designation, Preference and Rights of Series A Preferred Stock.

The Board of Directors has approved the Designation, Preference and Rights of Series B Convertible Preferred Stock.

3. If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself which may be made upon facts objectively ascertainable outside the articles of amendment.

See attached Attachment to Articles of Amendment: Restatement of Designation, Preference and Rights of Series A Preferred Stock.

See attached Attachment to Articles of Amendment: Designation, Preference and Rights of Series B Convertible Preferred Stock.

4. The amendment was adopted on 12/26/2024
(Date – mm/dd/yyyy)

Received
DEC 30 2024
Secretary of State
Wyoming

5. Approval of the amendment: *(Please check **only one** appropriate field to indicate the party approving the amendment.)*

☐ **Shares were *not* issued** and the board of directors or incorporators have adopted the amendment.

OR

☑ **Shares were issued** and the board of directors have adopted the amendment *without shareholder approval*, in compliance with W.S. 17-16-1005.

OR

☐ **Shares were issued** and the board of directors have adopted the amendment *with shareholder approval*, in compliance with W.S. 17-16-1003.

Signature: DocuSigned by: Jonah Meer

(May be executed by Chairman of Board, President or another of its officers.)

Date: 12/26/2024 *(mm/dd/yyyy)*

Print Name: Jonah Meer

Title: Chief Executive Officer

Contact Person: Eric Newlan

Daytime Phone Number: 940-367-6154

Email: ERIC@NEWLANPLLC.COM

***(An email address is required.** Email(s) provided will receive important reminders, notices and filing evidence.)*

Checklist

- ☑ ***Filing Fee: $60.00*** Make check or money order payable to Wyoming Secretary of State.
- ☑ **Processing time is up to 15 business days** following the date of receipt in our office.
- ☑ *Refer to original articles of incorporation to determine the specific article number being amended or use the next number in sequence if you are adding an article. ***Article number(s) is not the same as the filing ID number.***
- ☑ Please mail with payment to the address at the top of this form. **This form cannot be accepted via email.**
- ☑ Please review the form prior to submission. **The Secretary of State's Office is unable to process incomplete forms.**

Attachment to Articles of Amendment

RESTATEMENT OF DESIGNATION, PREFERENCE AND RIGHTS OF SERIES A PREFERRED STOCK

In accordance with the authority conferred by the laws of the State of Wyoming and the constituent documents, the Board of Directors of Qrons Inc. (the ***"Company"***), has established the following preferences for its Series A Preferred Stock, which shall consist of Two Thousand (2,000) shares. The Board of Directors of the Company shall adopt a resolution consistent with the requirements hereof prior to the issuance of the Series A Preferred Stock.

1. **Creation of Series A Preferred Stock.** There is hereby created a series of preferred stock consisting of two thousand (2,000) shares and designated as the Series A Preferred Stock, having the voting powers, preferences, relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth below. No shares of Series A Preferred Stock may be issued in fractions of less than one (1) whole share.

2. **Dividend Provisions.** The holders of shares of Series A Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of any funds at the time legally available therefor, at the same time and on a parity with holders of the Corporation's common stock (the ***"Common Stock"***), as if on the date immediately prior to the record date for such dividend, the Series A Preferred Stock had been converted into Common Stock as provided in Section 5 below at the Conversion Rate. Each share of Series A Preferred Stock shall rank on a parity with each other share of Series A Preferred Stock with respect to dividends and all other matters.

3. **Redemption Provisions.** The Series A Preferred Stock is redeemable at the option of the Corporation at any time, in whole or in part, at a price of $1.00 per share plus 4% per annum thereupon from the date of issuance (the ***"Stated Value"***). If the Corporation exercises its right to redeem the Series A Preferred Stock, it shall provide each holder thereof with no less than ten (10) trading days' notice prior to the redemption.

4. **Liquidation Provisions.** In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the Series A Preferred Stock shall be entitled to a preferential amount equal to the Stated Value, prior to the holders of any other series of preferred stock and the Common Stock. A reorganization or any other consolidation or merger of the Corporation with or into any other corporation, or any other sale of all or substantially all of the assets of the Corporation, shall not be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 4, and in such instance the Series A Preferred Stock shall be entitled only to (i) the right provided in any agreement of plan governing the reorganization or other consolidation, merger or sale of assets transaction, (ii) the rights contained in the Wyoming Business Corporation Act and (iii) the rights contained in other Sections hereof.

5. **Conversion Provisions.** The holders of shares of Series A Preferred Stock shall have conversion rights as follows (the ***"Conversion Rights"***):

(a) **Right to Convert.**

(1) At the option of the holder of a share of Series A Preferred Stock each share of Series A Preferred Stock shall be converted on the Conversion Date into a number of shares of Common Stock of the Company at the initial conversion rate (the ***"Conversion Rate"***) defined below:

> The initial Conversion Rate, subject to the adjustments described below, shall be the Stated Value as of the date of conversion divided by the Market Price. The Market Price for purposes of this Section 5 shall be equal to the average closing sales price of the Common Stock over the 5 previous trading days.

(2) Such conversion shall be effectuated by surrendering the Preferred Shares to be converted (with a copy, by facsimile or courier, to the Company) to the Company's transfer agent. The date on which conversion may be made shall be referred to as the ***"Conversion Date"***.

(b) **Adjustments to Conversion Rate.**

(1) **Reclassification, Exchange and Substitution.** If the Common Stock issuable on conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares provided for above), the holders of the Series A Preferred Stock shall, upon its conversion, be entitled to receive, in lieu of the Common Stock which the holders would have become entitled to receive but for such change, a number of shares of such other class or classes of stock that would have been subject to receipt by the holders if they had exercised their rights of conversion of the Series A Preferred Stock immediately before that change.

(2) **Reorganizations, Mergers, Consolidations or Sale of Assets.** If at any time there shall be a capital reorganization of the Corporation's Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section (b) or merger of the Corporation into another corporation, or the sale of the Corporation's properties and assets as, or substantially as, an entirety to any other person), then, as a part of such reorganization, merger or sale, lawful provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such merger, to which holders of the Common Stock

deliverable upon conversion of the Series A Preferred Stock would have been entitled on such capital reorganization, merger or sale if the Series A Preferred Stock had been converted immediately before that capital reorganization, merger or sale to the end that the provisions of this paragraph (b)(3) (including adjustment of the Conversion Rate then in effect and number of shares purchasable upon conversion of the Series A Preferred Stock) shall be applicable after that event as nearly equivalently as may be practicable.

(c) **No Impairment.** The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, merger, dissolution, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provision of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.

(d) **Certificate as to Adjustments.** Upon the occurrence of each adjustment or readjustment of the Conversion Rate for any shares of Series A Preferred Stock, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock effected thereby a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Rate at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's shares of Series A Preferred Stock.

(e) **Notices of Record Date.** In the event of the establishment by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, the Corporation shall mail to each holder of Series A Preferred Stock at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution and the amount and character of such dividend or distribution.

(f) **Reservation of Stock Issuable Upon Conversion.** The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such

corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be. sufficient for such purpose.

(g) Notices. Any notices required by the provisions hereof to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at its address appearing on the books of the Corporation.

6. Voting Provisions. Except as otherwise provided herein or by law and in addition to any right to vote as a separate class as provided by law, the holders of the Series A Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of holders of Common Stock and other series of preferred stock. The holders of the Series A Preferred Stock shall be entitled to notice of any resolution or shareholders meeting in accordance with the Bylaws of the Company, and shall be entitled to vote, with respect to any question upon which holders of Common Stock and/or any other series of Preferred Stock have the right to vote. For so long as the Class A Preferred Stock is issued and outstanding, the holders of Class A Preferred Stock shall vote together as a single class with the holders of the Company's Common Stock and the holders of any other class or series of shares entitled to vote with the Common Stock with the holders of Class A Preferred Stock being entitled to sixty-six and two-thirds percent (66 2/3%) of the total votes on all such matters, regardless of the actual number of shares of Class A Preferred Stock then outstanding, and the holders of Common Stock and any other shares entitled to vote being entitled to their proportional share of the remaining thirty-three and one-third (33 1/3%) of the total votes based on their respective voting power.

IN WITNESS WHEREOF, the Company has caused this Restatement of Designation, Preference and Rights of Series A Preferred Stock to be duly executed as of this 26th day of December, 2024.

QRONS INC.

DocuSigned by:

By: Jonah Meer

Jonah Meer
Chief Executive Officer

Attachment to Articles of Amendment

DESIGNATION, PREFERENCE AND RIGHTS OF SERIES B CONVERTIBLE PREFERRED STOCK

In accordance with the authority conferred by the laws of the State of Wyoming and the constituent documents, the Board of Directors of Qrons Inc. (the ***"Company"***), has established the following preferences for its Series B Convertible Preferred Stock, which shall consist of Eight Thousand (8,000) shares. The Board of Directors of the Company shall adopt a resolution consistent with the requirements hereof prior to the issuance of the Series B Convertible Preferred Stock.

TERMS OF SERIES B CONVERTIBLE PREFERRED STOCK

Section 1. Designation, Amount and Par Value. The series of Preferred Stock shall be designated as Series B Convertible Preferred Stock (the ***"Series B Preferred Stock"***) and the number of shares so designated shall be Eight Thousand (8,000).

Section 2. Fractional Shares. The Series B Preferred Stock may be issued in fractional shares.

Section 3. Voting Rights. The holders of the Series B Preferred Stock shall, as a class, have rights in all matters requiring shareholder approval to a total of 99,943,448 votes.

Section 4. Dividends. The Series B Preferred Stock shall be treated *pari passu* with the Company's common stock, except that the dividend on each share of Series B Preferred Stock shall be equal to the amount of the dividend declared and paid on each share of the common stock (the ***"Common Stock"***) of the Company multiplied by the Conversion Rate, as that term is defined in Section 6(b).

Section 5. Liquidation. The holders of Series B Preferred Stock shall not be entitled to any manner of liquidation preference payment, except that holders of Series B Preferred Stock shall be permitted to exercise immediately their rights to conversion, as set forth herein, in the event the Company determines to liquidate or suffers liquidation by reason of any order by a court of competent jurisdiction.

Section 6. Conversion and Adjustments.

(a) Automatic and Sole Conversion. On the third business day immediately following the Company's having increased the number of authorized shares of Common Stock to no fewer than 500,000,000 shares (the ***"Automatic Conversion Date"***), all then-outstanding shares of Series B Preferred Stock shall, *ipso facto*, be converted into shares of the Company's Common Stock at the then-applicable Conversion Rate, as defined in Section 6(b).

(b) Conversion Rate. On the Automatic Conversion Date, the Series B Preferred Stock shall be convertible into Common Stock as the rate of 12,492.931 shares of Common Stock for each one (1) share of Series B Preferred Stock (the ***"Conversion Rate"***).

(c) **Adjustment to Conversion Rate for Stock Dividends, Consolidations and Subdivisions.** In case the Company, at any time after the first issuance of a share of the Series B Preferred Stock, shall declare or pay on the Common Stock any dividend in shares of Common Stock, or effect a subdivision of the outstanding shares of the Common Stock into a greater number of shares of the Common Stock (by reclassification or otherwise than by payment of a dividend payable in shares of the Common Stock), or shall combine or consolidate the outstanding shares of the Common Stock into a lesser number of shares of the Common Stock (by reclassification or otherwise) (each an ***"Underlying Event"***), then, and, with respect to each such Underlying Event, the Conversion Rate (as previously adjusted, if at all) in effect immediately prior to such Underlying Change shall, concurrently with the effectiveness of such Underlying Change, be proportionately adjusted.

(d) **Adjustments for Reclassifications and Certain Reorganizations.** In case the Company at any time after the first issuance of a share of the Series B Preferred Stock shall reclassify or otherwise change the outstanding shares of the Common Stock, whether by capital reorganization, reclassification or otherwise, or shall consolidate with or merge with or into any other corporation where the Company is not the surviving corporation but not otherwise (each a ***"Reorganization Event"***), then, and in each such case, the terms of each share of the Series B Preferred Stock shall be automatically altered, without any action required of the Holder, such that each share of Series B Preferred Stock would, upon conversion, result in the same outcome as if the Company had not completed such Reorganization Event.

Section 7. Redemption. The Series B Preferred Stock shall not be subject to redemption by the Company.

Section 8. Protection Provisions. So long as any shares of Series B Preferred Stock are outstanding, the Company shall not, without first obtaining the unanimous written consent of the holders of Series B Preferred Stock, alter or change the rights, preferences or privileges of the Series B Preferred Stock so as to affect adversely the holders of Series B Preferred Stock.

The Company hereby covenants and agrees that the Company will not, by amendment of its Articles of Incorporation, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designation, and will at all times carry out all the provisions of this Certificate of Designation and take all action as may be required to protect the rights of the holders of the Series B Preferred Stock.

Section 9. Status of Converted Stock. In the event any shares of the Series B Preferred Stock shall be converted pursuant to Section 6 above, the shares so converted shall be cancelled and shall revert to the Company's authorized but unissued Preferred Stock.

Section 10. Transferability. This Series B Preferred Stock shall be transferable, and may be assigned by the holders, to anyone of their choosing without the Company's approval, subject to applicable securities laws. Each holder of the Series B Preferred Stock covenants not to engage in any unregistered public distribution of the Series B Preferred Stock when making any assignments.

Section 11. Notices. Any notice required hereby to be given to the holders of shares of the Series B Preferred Stock shall be deemed given if sent by email or deposited in the United States mail, postage prepaid, and addressed to each holder of record at his, her or its address appearing on the books of the Company.

Section 12. Miscellaneous.

(a) The headings of the various sections and subsections of this Certificate of Designation are for convenience of reference only and shall not affect the interpretation of any of the provisions of this Certificate of Designation.

(b) Whenever possible, each provision of this Certificate of Designation shall be interpreted in a manner as to be effective and valid under applicable law and publish policy. If any provision set forth herein is held to be invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions of this Certificate of Designation. No provision herein set forth shall be deemed dependent upon any other provision unless so expressed herein. If a court of competent jurisdiction should determine that a provision of this Certificate of Designation would be valid or enforceable if a period of time were extended or shortened, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

(c) Except as may otherwise be required by law, the shares of the Series B Preferred Stock shall not have any powers, designations, preferences or other special rights, other than those specifically set forth in this Certificate of Designation.

Section 13. Waiver. Any of the rights, powers or preferences of the holders of the Series B Preferred Stock may be waived by the affirmative consent or vote of the holders of at least a majority of the shares of Series B Preferred Stock then outstanding.

Section 14. No Other Rights or Privileges. Except as specifically set forth herein, the holder(s) of the shares of Series B Preferred Stock shall have no other rights, privileges or preferences with respect to the Series B Preferred Stock.

IN WITNESS WHEREOF, the Company has caused this Designation, Preference and Rights of Series B Convertible Preferred Stock to be duly executed as of this 26th day of December, 2024.

QRONS INC.

By: DocuSigned by: Jonah Meer
Jonah Meer
Chief Executive Officer